EXHIBIT 99.1

Eagle Bancorp Montana Earns $108,000, or $0.03 Per Diluted Share in Third Fiscal Quarter; Declares Regular Quarterly Cash Dividend of $0.0725 Per Share

HELENA, Mont., April 28, 2014 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), (the "Company," "Eagle"), the holding company of American Federal Savings Bank, today reported net income was $108,000, or $0.03 per diluted share, in its third fiscal quarter ended March 31, 2014, compared to $474,000, or $0.12 per diluted share in the preceding quarter and $907,000, or $0.23 per diluted share, in the third quarter a year ago. In the first nine months of fiscal 2014, Eagle's net income was $1.2 million, or $0.31 per diluted share compared to $1.3 million, or $0.33 per diluted share, in the first nine months of fiscal 2013.

"Improving asset quality trends, and growing demand for loans and core deposits are contributing to our profitability this year," said Peter J. Johnson, President and CEO. "The steady economy in Montana has increased loan demand from local retail and business customers, and demand for mortgage loans continues to be strong in the markets we serve."

The Company also announced its board of directors has declared its regular quarterly cash dividend of $0.0725 per share payable June 6, 2014 to shareholders of record May 16, 2014.

Third Quarter Fiscal 2014 Highlights

  Net income was $108,000, or $0.03 per diluted share.
  Third quarter net interest margin was 3.29% compared to 3.32% three months earlier.
  Total loans increased 4.5% to $260.8 million at March 31, 2014, compared to $249.5 million three months earlier and increased 22.6% compared to $212.7 million a year earlier.
  Commercial loans increased 69.7%, compared to a year ago, to $29.5 million.
  Total deposits increased 1.5% to $438.8 million at the end of March compared to $432.2 million three months earlier and increased 4.1% compared to $421.6 million a year earlier.
  Nonperforming assets continue to be maintained at a low level and totaled only $1.07 million, or 0.21% of total assets at March 31, 2015, compared to $1.41 million, or 0.27% of total assets three months earlier and $2.06 million, or 0.40% of total assets a year ago.
  Nonperforming loans (NPLs) decreased 37.7% to $618,000 at March 31, 2014, compared to $992,000 three months earlier and decreased 36.5% compared to $973,000 a year ago.
  Capital ratios remain strong with a Tier 1 leverage ratio of 9.94% at March 31, 2014.
  Declared a regular quarterly cash dividend of $0.0725 per share.

Balance Sheet Results

Total loans increased 4.5% to $260.8 million at March 31, 2014, compared to $249.5 million three months earlier and increased 22.6% compared to $212.7 million a year earlier. "Loan activity continued to improve, with the majority of the growth year over year coming from the increase in commercial real estate, commercial loans and residential loans," said Johnson.

Commercial real estate loans increased 12.0% to $89.9 million at March 31, 2014, compared to $80.2 million a year earlier, while residential mortgage loans increased 35.0% to $88.5 million compared to $65.6 million a year earlier. Commercial loans increased 69.7% to $29.5 million and home equity loans remained relatively unchanged at $36.0 million, compared to a year ago.

Eagle's total deposits increased 1.5% to $438.8 million at March 31, 2014, compared to $432.3 million three months earlier and increased 4.1% when compared to $421.6 million a year earlier. "Our quarterly deposit increase came from a combination of higher balances in checking and savings accounts," said Johnson. Checking and money market accounts represent 51%, savings accounts represent 14%, and CDs comprise 35% of the total deposit portfolio at March 31, 2014.

Total assets increased 1.4% to $519.8 million at March 31, 2014, compared to $512.8 million a year earlier and shareholders' equity was $49.5 million at March 31, 2014, compared to $53.0 million a year ago. Tangible book value was $10.64 per share at March 31, 2014, a decline compared to $11.57 per share at March 31, 2013. The year-over-year decline was attributable principally to declines in the fair value of the investment portfolio that were caused by rising interest rates.

Credit Quality

Eagle's third quarter provision for loan losses was $128,000, compared to $153,000 in the preceding quarter and $116,000 in the third quarter a year ago. As of March 31, 2014, the allowance for loan losses represented 351.9% of nonperforming loans compared to 213.7% three months earlier and 189.6% a year earlier.

Net charge-offs were $73,000 in the third quarter compared to $23,000 in the preceding quarter and $42,000 in the third quarter a year ago. The allowance for loan losses was $2.18 million, or 0.83% of total loans at March 31, 2014, compared to $2.12 million, or 0.85% of total loans at December 31, 2013, and $1.90 million, or 0.89% of total loans a year ago.

Nonperforming loans (NPLs) decreased 37.7% to $618,000 at March 31, 2014, compared to $992,000 three months earlier, and decreased 36.5% compared to $973,000 a year ago. The decrease compared to the prior quarter end was principally due to several small loans removed from nonaccrual during the quarter.

"The increase in the other real estate owned (OREO) compared to the preceding quarter was due to one property moving from non-accrual to OREO," said Johnson. OREO and other repossessed assets increased 9.3% to $458,000 at March 31, 2013 compared to $419,000 three months earlier and decreased 57.9% compared to $1.1 million a year earlier.

Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, decreased 23.7% to $1.07 million at March 31, 2014, compared to $1.41 million three months earlier, and decreased 47.8% when compared to $2.06 million a year ago.

Operating Results

Eagle's revenues (net interest income before the provision for loan losses, plus non-interest income) were $5.94 million in the third quarter, compared to $6.27 million in the preceding quarter and $6.85 million in the third quarter a year ago. In the first nine months of fiscal 2014, Eagle's revenues increased 19.0% to $18.93 million compared to $15.91 million in the first nine months of fiscal 2013. Net interest income before the provision for loan loss increased slightly to $3.82 million in the third quarter of fiscal 2014, compared to $3.80 million in the preceding quarter and increased 6.9% compared to $3.57 million in the third quarter a year ago. In the first nine months of the fiscal year, net interest income increased 22.9% to $11.24 million compared to $9.15 million the first nine months a year ago.

"Our net interest margin was down three basis points to 3.29% in the third quarter of fiscal 2014, and up 17 basis points from a year ago," said Johnson. "We do expect to continue to see pressure on loan yields as loans continue to reprice in this very low interest rate environment." Funding costs for the third quarter of fiscal 2014 went down two basis points while asset yields decreased five basis points compared to the preceding quarter. The investment securities portfolio decreased to $191.3 million at March 31, 2014 compared to $226.0 million a year ago, which increased average yields on earning asset balances moderately. In the first nine months of fiscal 2014, Eagle's net interest margin was 3.25% compared to 3.35% in the first nine months of fiscal 2013.

Noninterest income decreased to $2.12 million in the third quarter of fiscal 2014, compared to $2.47 million in the preceding quarter and $3.27 million in the third quarter a year ago. Year-to-date, noninterest income increased 13.7% to $7.69 million compared to $6.77 million in the first nine months of fiscal 2013.

Eagle's third quarter net gain on the sale of loans was $836,000 compared to $963,000 in the preceding quarter and $1.72 million in the third quarter a year ago. "Our gain on sale of loans was down 51.3% compared to the third quarter a year ago when mortgage refinance activity was near its peak," said Johnson. "Montana's housing market continues to improve and demand for residential mortgages, while down from last year's peak from refinance activity, remains healthy. We anticipate steady to improving markets for residential lending in most of our market for the remainder of this year."

In the third quarter of fiscal 2014, noninterest expenses increased 1.5% to $5.70 million, compared to $5.61 million in the preceding quarter but were down 11.7% compared to $6.45 million in the third quarter a year ago. Year-to-date, noninterest expense was $17.17 million compared to $14.67 million in the same period a year earlier. "The increase in noninterest expense compared to a year ago is due to a full period of realized costs associated with operating the seven new branches, as well as the two new mortgage loan origination locations that we acquired in late 2012," Johnson noted.

Capital Management

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 9.94% at March 31, 2014.

About the Company

Eagle Bancorp Montana, Inc. is a savings and loan holding company headquartered in Helena, Montana and is the holding company of American Federal Savings Bank, a community bank established in 1922 that serves consumers and small businesses in Southern Montana through 13 banking offices. Additional information is available on the bank's website at www.americanfederalsavingsbank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol "EBMT."

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	March 31,
	2014	2013	2013

Assets:
Cash and due from banks	$ 6,278	$ 6,439	$ 4,517
Interest-bearing deposits with banks	3,013	616	360
Federal funds sold	--	--	12,161
Total cash and cash equivalents	9,291	7,055	17,038
Securities available-for-sale, at market value	191,280	195,007	225,999
FHLB stock, at cost	1,878	1,896	1,949
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	9,405	14,655	12,627
Loans:
Residential mortgage (1-4 family)	88,507	83,445	65,554
Commercial loans	29,477	31,348	17,373
Commercial real estate	89,896	81,319	80,229
Construction loans	5,050	4,213	2,228
Consumer loans	12,299	12,796	11,371
Home equity	35,952	36,697	36,073
Unearned loan fees	(414)	(319)	(106)
Total loans	260,767	249,499	212,722
Allowance for loan losses	(2,175)	(2,120)	(1,900)
Net loans	258,592	247,379	210,822
Accrued interest and dividends receivable	2,219	2,388	2,237
Mortgage servicing rights, net	3,602	3,526	2,832
Premises and equipment, net	19,655	19,155	19,040
Cash surrender value of life insurance	11,004	11,035	9,393
Real estate and other assets acquired in settlement of loans, net of allowance for losses	458	419	1,087
Goodwill	7,034	7,034	6,890
Core deposit intangible	788	830	981
Other assets	4,470	5,853	1,777
Total assets	$ 519,831	$ 516,387	$ 512,827

Liabilities:
Deposit accounts:
Noninterest bearing	59,889	56,775	55,998
Interest bearing	378,913	375,466	365,589
Total deposits	438,802	432,241	421,587
Accrued expense and other liabilities	3,164	3,167	3,714
Federal funds purchased	--	--	--
FHLB advances and other borrowings	23,211	28,067	29,411
Subordinated debentures	5,155	5,155	5,155
Total liabilities	470,332	468,630	459,867

Shareholders' Equity:
Preferred stock (no par value, 1,000,000 shares authorized, none issued or outstanding)	--	--	--
Common stock (par value $0.01; 8,000,000 shares authorized; 4,083,127 shares issued; 3,918,399; 3,918,399; 3,898,685 outstanding at March 31, 2014, December 31, 2013 and March 31, 2013, respectively)	41	41	41
Additional paid-in capital	22,120	22,118	22,106
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,265)	(1,307)	(1,431)
Treasury stock, at cost (164,728 shares at March 31, 2014 and December 31, 2013 and 184,442 at March 31, 2013)	(1,800)	(1,800)	(1,993)
Retained earnings	34,246	34,422	33,447
Accumulated other comprehensive (loss) gain	(3,843)	(5,717)	790
Total shareholders' equity	49,499	47,757	52,960
Total liabilities and shareholders' equity	$ 519,831	$ 516,387	$ 512,827

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2014	2013	2013	2014	2013
Interest and dividend Income:
Interest and fees on loans	$ 3,254	$ 3,231	$ 3,012	$ 9,606	$ 8,316
Securities available-for-sale	1,066	1,083	1,087	3,168	2,491
Interest on deposits with banks	1	3	10	5	26
Total interest and dividend income	4,321	4,317	4,109	12,779	10,833
Interest Expense:
Interest expense on deposits	329	312	305	962	886
Advances and other borrowings	152	183	208	517	732
Subordinated debentures	21	21	22	63	69
Total interest expense	502	516	535	1,542	1,687
Net interest income	3,819	3,801	3,574	11,237	9,146
Provision for loan losses	128	153	116	440	538
Net interest income after provision for loan losses	3,691	3,648	3,458	10,797	8,608

Noninterest income:
Service charges on deposit accounts	226	264	197	769	547
Net gain on sale of loans	836	963	1,718	3,390	3,492
Mortgage loan servicing fees	359	339	262	1,012	743
Net gain on sale of available-for-sale securities	196	405	465	1,032	777
Net loss on sale of OREO	--	(22)	(9)	(50)	(32)
Net (loss) gain on fair value hedge	(72)	48	43	(1)	108
Other income	578	472	597	1,538	1,130
Total noninterest income	2,123	2,469	3,273	7,690	6,765

Noninterest expense:
Salaries and employee benefits	3,209	3,088	3,193	9,639	6,765
Occupancy and equipment expense	711	688	692	2,086	1,542
Data processing	458	483	512	1,389	852
Advertising	211	206	278	668	697
Amortization of mortgage servicing fees	132	141	158	466	566
Amortization of core deposit intangible and tax credits	105	108	145	322	193
Federal insurance premiums	84	84	82	252	174
Postage	40	50	36	132	99
Legal, accounting and examination fees	111	145	123	380	336
Consulting fees	164	69	14	319	75
Acquisition costs	--	--	712	--	1,920
Provision for valuation loss on OREO	--	--	93	--	191
Other	474	551	415	1,512	1,264
Total noninterest expense	5,699	5,613	6,453	17,165	14,674

Income before provision for income taxes	115	504	278	1,322	699
Provision (benefit) for income taxes	7	30	(629)	73	(590)
Net income	$ 108	$ 474	$ 907	$ 1,249	$ 1,289

Basic earnings per share	$ 0.03	$ 0.12	$ 0.24	$ 0.32	$ 0.34
Diluted earnings per share	$ 0.03	$ 0.12	$ 0.23	$ 0.31	$ 0.33
Weighted average shares outstanding (basic EPS)	3,918,399	3,911,756	3,752,813	3,909,549	3,739,806
Weighted average shares outstanding (diluted EPS)	3,973,202	3,978,978	3,937,255	3,976,599	3,933,105

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	March 31	December 31,	March 31
	2014	2013	2013
Asset Quality:
Nonaccrual loans	$ 404	$ 778	$ 669
Loans 90 days past due	--	--	--
Restructured loans, net	214	214	304
Total nonperforming loans	618	992	973
Other real estate owned and other repossessed assets	458	419	1,087
Total nonperforming assets	$ 1,076	$ 1,411	$ 2,060
Nonperforming loans / portfolio loans	0.24%	0.40%	0.46%
Nonperforming assets / assets	0.21%	0.27%	0.40%
Allowance for loan losses / portfolio loans	0.83%	0.85%	0.89%
Allowance / nonperforming loans	351.94%	213.71%	195.27%
Gross loan charge-offs for the quarter	$ 74	$ 24	$ 42
Gross loan recoveries for the quarter	$ 1	$ 1	$ --
Net loan charge-offs for the quarter	$ 73	$ 23	$ 42

Capital Data (At quarter end):
Tangible book value per share	$ 10.64	$ 10.17	$ 11.57
Shares outstanding	3,918,399	3,918,399	3,898,685

Profitability Ratios (For the quarter):
Efficiency ratio*	93.39%	87.13%	91.36%
Return on average assets	0.08%	0.37%	0.71%
Return on average equity	0.88%	3.87%	6.82%
Net interest margin	3.29%	3.32%	3.12%

Profitability Ratios (Year-to-date):
Efficiency ratio *	88.31%	85.98%	90.26%
Return on average assets	0.33%	0.45%	0.43%
Return on average equity	3.42%	4.71%	3.19%
Net interest margin	3.25%	3.23%	3.35%

Other Information
Average total assets for the quarter	$ 512,395	$ 509,767	$ 508,073
Average total assets year to date	$ 511,001	$ 510,294	$ 404,232
Average earning assets for the quarter	$ 464,796	$ 458,480	$ 458,676
Average earning assets year to date	$ 460,691	$ 458,615	$ 363,464
Average loans for the quarter **	$ 262,579	$ 254,597	$ 230,241
Average loans year to date **	$ 253,914	$ 249,582	$ 200,908
Average equity for the quarter	$ 49,018	$ 49,021	$ 53,202
Average equity year to date	$ 48,651	$ 48,434	$ 53,907
Average deposits for the quarter	$ 433,140	$ 426,745	$ 415,789
Average deposits year to date	$ 427,395	$ 424,522	$ 307,325

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale

CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006
         Laura F. Clark, SVP and CFO
         (406) 457-4007